NSAR ITEM 77O
February 29, 2004 - September 1, 2004
Van Kampen High Income Corporate Bond Fund
10f-3 Transactions

Underwriting # Underwriting  Purchased   Amount of  % of         Date of
	                       From        Shares     Underwriting Purchase

    1.        Leiner Health     UBS        930,000       0.620%      5/24/04
               Products Inc. Investment Bank

    2.    Kabel Deutschland  Deutsche Banc 2,710,000     0.442%      6/24/04

Underwriting Participants for #1:
UBS Investment Bank
Credit Suisse First Boston
Morgan Stanley

Underwriting Participants for #2:
Deutsche Bank
Morgan Stanley
Citigroup
Goldman Sachs International
ABN AMRO